EXHIBIT 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                 PREFERRED AND PREFERENCE DIVIDEND REQUIREMENTS

                                                                               12 Months Ended
                                                          -------------------------------------------------------

                                                            December   December   December   December   December
                                                              1996       1995       1994       1993       1992
                                                          -------------------------------------------------------
                                                                          (In Thousands of Dollars)
Net Income                                                  $310,824   $338,007   $323,617   $309,866   $264,347
Taxes on Income                                              169,202    172,388    156,702    140,833    105,994
                                                            --------   --------   --------   --------   --------
Adjusted Net Income                                         $480,026   $510,395   $480,319   $450,699   $370,341
                                                            --------   --------   --------   --------   --------
Fixed Charges:
     Interest and Amortization of Debt Discount
        and Expense and Premium on all Indebtedness         $203,923   $206,666   $204,206   $199,415   $200,848
     Capitalized Interest                                     15,664     15,050     12,427     16,167     13,800
     Interest Factor in Rentals                                1,548      2,099      2,010      2,144      2,033
                                                            --------   --------   --------   --------   --------
     Total Fixed Charges                                    $221,135   $223,815   $218,643   $217,726   $216,681
                                                            --------   --------   --------   --------   --------

Preferred and Preference
     Dividend Requirements: (1)
     Preferred and Preference Dividends                     $ 38,536   $ 40,578   $ 39,922   $ 41,839   $ 42,247
     Income Tax Required                                      20,849     20,434     19,074     18,763     16,729
                                                            --------   --------   --------   --------   --------
     Total Preferred and Preference
         Dividend Requirements                              $ 59,385   $ 61,012   $ 58,996   $ 60,602   $ 58,976
                                                            --------   --------   --------   --------   --------

Total Fixed Charges and Preferred
     and Preference Dividend Requirements                   $280,520   $284,827   $277,639   $278,328   $275,657
                                                            ========   ========   ========   ========   ========

Earnings (2)                                                $685,497   $719,160   $686,535   $652,258   $573,222
                                                            ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges                              3.10       3.21       3.14       3.00       2.65
Ratio of Earnings to Combined Fixed
     Charges and Preferred and Preference
     Dividend Requirements                                      2.44       2.52       2.47       2.34       2.08

(1)   Preferred and preference dividend  requirements consist of an amount equal
      to  the  pre-tax  earnings  that  would  be  required  to  meet   dividend
      requirements on preferred stock and preference stock.

(2) Earnings are deemed to consist of net income that includes earnings of BGE's consolidated subsidiaries, equity in the net income of BGE's unconsolidated subsidiary, income taxes (including deferred income taxes and investment tax credit adjustments), and fixed charges other than capitalized interest.